Exhibit 99.1

AVANT ACQUIRES ADDITIONAL PATENTS TO STRENGTHEN THE INTELLECTUAL PROPERTY OF ITS CETi-1 VACCINE

NEEDHAM, MA (March 10, 2003):  AVANT Immunotherapeutics, Inc. (NASDAQ: AVAN) announced today the signing of an agreement with Pharmacia Corporation (NYSE: PHA) for the acquisition of intellectual property, including a portfolio of pending patent applications.  These patent applications are directed to products or methods for stimulating an immune response against cholesteryl ester transfer protein (CETP), which mediates an important cholesterol transport mechanism.  Financial terms were not disclosed.

“Atherosclerosis is an underlying cause of heart attacks, strokes, and peripheral vascular disease, and the cause of over 50% of the deaths in the western world,” said Una S. Ryan, Ph.D., President and Chief Executive Officer of AVANT.  “Low HDL cholesterol is an important risk factor for atherosclerosis, and drugs that can raise HDL levels in patients represent a huge unmet medical need in the $18 billion global cholesterol drug market.  We believe that the acquisition of Pharmacia’s portfolio of pending patent applications, coupled with our September 2001 acquisition of a portfolio of granted and pending patents from The Immune Response Corporation, consolidates AVANT’s ownership of patent applications that cover the technology of anti-atherosclerosis vaccines.”

AVANT’s own portfolio of patents relating to CETP vaccines includes the fundamental case, U.S. 6,410,022 (Press Release June 2002).  AVANT has recently received notice of allowance for a second U.S. patent in this key family.  AVANT now owns six granted patents around the world relating to CETP vaccine technology.  AVANT intends to maintain its leading position in ownership of intellectual property relating to CETP vaccines.

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119 FOURTH AVENUE  NEEDHAM, MA  02194-2725 USA  781-433-0771  FAX  781-433-0262  www.avantimmune.com

AVANT ACQUIRES ADDITIONAL PATENTS TO STRENGTHEN THE INTELLECTUAL PROPERTY OF ITS CETi-1 VACCINE

March 10, 2003

AVANT’s cholesterol management agent, CETi-1, is designed to raise serum HDL (high-density lipoprotein) cholesterol levels by blocking the transfer of cholesterol from HDL to LDL (low-density lipoprotein).  The principle of the CETi-1 approach is to harness an individual’s own immune system by periodic vaccinations to control the activity of CETP, which transfers cholesterol from HDL to LDL, and to thereby improve HDL levels.  Elevated HDL or “good cholesterol” acts to protect against atherosclerosis, while elevated LDL or “bad cholesterol” acts to promote atherosclerosis.  This product is currently completing a Phase II clinical trial, with results expected in Q4 2003.

AVANT Immunotherapeutics, Inc. is engaged in the discovery, development and commercialization of products that harness the human immune system to prevent and treat disease.  The company is developing a broad portfolio of vaccines addressing a wide range of applications including bacterial and viral diseases, chronic human disease, biodefense and food safety.  These include single-dose, oral vaccines that protect against important disease-causing agents and a novel, proprietary vaccine candidate for cholesterol management.  AVANT’s goal is to demonstrate proof-of-concept for its products before leveraging their value through partnerships.  Current collaborations encompass the development of an oral human rotavirus vaccine, vaccines to combat threats of biological warfare, and vaccines addressed to human food safety and animal health.

Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web: http://www.avantimmune.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect AVANT’s current views with respect to future events and financial performance.  These forward-looking statements are based on management’s beliefs and assumptions and information currently available.  The words “believe”, “expect”, “anticipate”, “intend”, “estimate”, “project” and similar expressions which do not relate solely to historical matters identify forward-looking statements.  Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements.  These factors include, but are not limited to:  (1) the ability to successfully complete development and commercialization of CETi-1 and of other products; (2) the cost, timing, scope and results of ongoing safety and efficacy trials of CETi-1 and other preclinical and clinical testing; (3) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies of CETi-1 and other products; (4) the ability of the Company to manage multiple late stage clinical trials for a variety of product candidates; (5) the volume and profitability of product sales of Megan®Vac 1 and other future products; (6) changes in existing and potential relationships with corporate collaborators; (7) the cost, delivery and quality of clinical and commercial grade materials supplied by contract manufacturers (8) the timing, cost and uncertainty of obtaining regulatory approvals to use CETi-1, among other purposes, to raise serum HDL cholesterol levels and for other products; (9) the ability to obtain substantial additional funding; (10) the ability to develop and commercialize products before competitors; (11) the integration of Megan Health’s business and programs; (12) the ability to retain certain members of management; and (13) other factors detailed from time to time in filings with the Securities and Exchange Commission.  We expressly disclaim any responsibility to update forward-looking statements.